Exhibit 99.1

TRC REPORTS THIRD QUARTER RESULTS

Windsor, CT  —  May 8, 2003  —  TRC (NYSE:TRR) today announced financial results for the third quarter and first nine months of fiscal 2003 in line with the press release issued by the Company on April 25, 2003.

Third Quarter and Nine-Month Results

For the three months ended March 31, 2003, TRC reported that net service revenue increased 7% to $52.4 million from $48.9 million for the third quarter of fiscal 2002.  Operating margin declined to 5% from 14% during the same period last year.  Net income for the quarter was $1.4 million, or $0.09 per diluted share.  This compares to net income for last year’s third quarter of $4.1 million, or $0.29 per diluted share.

For the nine months ended March 31, 2003, net service revenue increased 22% to $158.6 million compared to $130.0 million for the same period last year.  Net income for the nine months ended March 31, 2003 was $8.8 million, or $0.60 per diluted share, versus $10.4 million, or $0.78 per diluted share, for the first nine months of last year.

Operations Review

As previously announced, the decline in operating margin and net income for this year’s third quarter primarily reflected the unfavorable mix of business caused by delays in the award of new Exit Strategy® and other higher-margin programs and the resulting decline in capacity utilization.  Additionally, operating margin was impacted by the sluggish economy and unusual winter conditions.  Chairman and Chief Executive Officer Dick Ellison said, “Many of our customers postponed their decisions regarding Exit Strategy programs as a result of the weak and uncertain economy.  Additional higher-margin work in a variety of areas also developed at an unusually slow pace.  TRC’s announcement earlier this week of the award of more than $27 million in new Exit Strategy contracts is a welcome sign that these delays may be beginning to ease.”

Ellison said that contract backlog at March 31, 2003, increased to a record $230 million compared to $225 million at December 31, 2002.

Outlook

Ellison continued, “We expect net service revenue in this year’s fourth quarter to exceed the $50.1 million reported for last year’s fourth quarter.  We also expect net income to improve compared to the third quarter.”

The CEO said that TRC has taken a variety of actions to reduce costs, increase operating efficiencies, and align capacity with the current pace of activity.  When fully implemented, these actions are expected to lower operating expenses by approximately $6 million annually.  “We are being especially careful to avoid cuts that could adversely affect the Company’s leadership position in market areas that we expect to be strong,” said Mr. Ellison.

“TRC’s consistent top and bottom line growth performance in recent years shows that our opportunities are large and our business plan is sound.  Despite the current soft spot, we see no fundamental impediments to achieving our long-term goals,” Ellison concluded.

TRC REPORTS THIRD QUARTER RESULTS

May 8, 2003

Page Two

Acquisitions

During the third quarter, TRC expanded its operations in New Jersey and Southern California through the acquisition in separate transactions of D. D. Raviv Associates, Inc. and BV Engineering.

BV Engineering (BV), Irvine, California, brings approximately 25 staff members with expertise in planning and designing infrastructure projects for a variety of private developers and municipalities in the Southern California area.  BV’s team will join TRC’s existing staff of 450 in the region to pursue opportunities for the full suite of TRC services.  For 2002, BV’s net service revenue was approximately $3 million.

D. D. Raviv Associates, Inc., (Raviv), Millburn, New Jersey, is one of New Jersey’s premier environmental and engineering firms.  The acquisition adds  40 highly qualified scientists and engineers to TRC’s team to provide services in the evaluation, investigation and remediation of sites impacted by soil and ground water contamination. Raviv’s net service revenue was approximately $5 million for 2002.

“The acquisition of these two highly respected engineering groups increases TRC’s customer base, creates opportunities for new Exit Strategy and other business, and enhances our technical and management capabilities in both of these important growth markets,” Ellison said.  He said that both acquisitions are immediately accretive to TRC’s earnings.

Conference Call

TRC has scheduled a conference call at 11:00 am ET today.  A simultaneous WebCast of the conference call may be accessed from the Investor Center link at www.TRCsolutions.com.  A replay will be available after 1:00 pm ET at this same Internet address.  For a telephone replay, dial (800) 633-8284, reservation #21143156 after 1:00 pm ET.

About TRC Companies, Inc.

One of Forbes Top 200 Best Small Companies and Business Week’s Top 100 Hot Growth Companies for 2002, TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, infrastructure, power, and transportation markets.  The Company is also a leading provider of technical, financial, risk management, and construction services to both industry and government customers across the country.  For more information, visit TRC’s website at  www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of  funding for government projects, the level of demand for the Company’s services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, and political, economic, or other conditions. Furthermore, market trends are subject to changes, which could adversely affect future results.  See additional discussion in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

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TRC COMPANIES, INC.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2003	2002	2003	2002

Gross revenue	$74,275	$72,193	$233,197	$195,283
Less subcontractor costs and direct charges	21,878	23,333	74,631	65,293
Net service revenue	52,397	48,860	158,566	129,990

Operating costs and expenses:
Cost of services	46,688	39,743	134,742	106,224
General and administrative expenses	1,710	1,320	4,856	3,723
Depreciation and amortization	1,339	833	3,601	2,259
	49,737	41,896	143,199	112,206

Income from operations	2,660	6,964	15,367	17,784

Interest expense	386	263	967	880
Income before taxes	2,274	6,701	14,400	16,904

Federal and state income tax provision	887	2,563	5,616	6,466
Net income	1,387	4,138	8,784	10,438

Dividends and accretion charges on preferred stock	174	178	552	203

Net income available to common shareholders	$1,213	$3,960	$8,232	$10,235

Earnings per share:
Basic	$0.09	$0.32	$0.63	$0.86
Diluted	0.09	0.29	0.60	0.78

Average shares outstanding:
Basic	13,295	12,320	12,987	11,866
Diluted	14,096	14,086	13,827	13,364

TRC COMPANIES, INC.

Consolidated Balance Sheets

(in thousands)	March 31, 2003	June 30, 2002
	(unaudited)
ASSETS
Current assets:
Cash	$3,679	$1,615
Accounts receivable, less allowance for doubtful accounts	98,906	90,895
Insurance recoverable - environmental remediation	325	478
Deferred income tax benefits	3,372	2,630
Prepaid expenses and other current assets	3,376	2,100
	109,658	97,718

Property and equipment, at cost	41,535	36,500
Less accumulated depreciation and amortization	23,811	21,938
	17,724	14,562

Goodwill, net of accumulated amortization	103,088	81,434
Investments in and advances to unconsolidated affiliates	6,309	5,918
Long-term insurance receivable	5,218	3,627
Long-term insurance recoverable - environmental remediation	1,140	1,262
Other assets	3,574	1,336
	$246,711	$205,857

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of debt	$1,647	$465
Accounts payable	11,233	13,480
Accrued compensation and benefits	10,490	9,560
Billings in advance of revenue earned	7,815	6,576
Environmental remediation liability	325	374
Income taxes payable	2,049	4,389
Deferred income taxes - current portion	2,483	2,151
Other accrued liabilities	5,977	4,998
	42,019	41,993
Noncurrent liabilities:
Long-term debt	44,843	23,888
Deferred income taxes	7,378	7,162
Long-term environmental remediation liability	1,140	1,262
	53,361	32,312

Mandatorily redeemable preferred stock	14,683	14,603

Shareholders’ equity:
Capital stock	1,434	1,350
Additional paid-in capital	90,870	79,487
Note receivable	(146)	(146)
Retained earnings	47,387	39,155
	139,545	119,846
Less treasury stock, at cost	2,897	2,897
	136,648	116,949
	$246,711	$205,857